Exhibit 99.1

April 21, 2009

Dear Fellow Employees:

As we are all well aware, the global economy has weakened significantly and it is unclear when and how quickly it will recover. This in turn has had a major impact on demand for semiconductors that we have experienced together with our peers in the industry. In spite of the challenging economic climate, however, I remain confident about CMD’s future and I’d like to share some thoughts with you about our strategy and how we plan to deal with the current situation.

First, it is important to recognize that our Board and management team fully understand the challenges facing our company and are directly addressing them. We are focused on managing the things we can control in order to ensure that we are in the best position possible to capitalize on the opportunities that we are addressing. Fortunately, having raised equity financing of approximately $35 million from December, 2001 through May, 2004, and having been profitable on a non-GAAP basis (determined in the same manner as when we have reported our earnings) with positive operating cash flow for the last five years, we are in a much stronger financial position than we were when the last economic slowdown occurred in 2001. As a result, our solid balance sheet provides us with financial staying power and the ability to invest in the future in spite of the difficult economic environment. It also reassures our major customers that they can count on us to continue meeting their needs in the future.

It may seem paradoxical but the current situation, while certainly very challenging, is actually creating greater opportunity for us. Our customers are also working hard to improve their competitive positions in their markets and, as a result, our ability to innovate and develop leading edge products has even more value to them than under more ordinary circumstances. In addition, some of our larger competitors, especially those with fabs, are under intense financial pressure leading to customer concerns about their ability to invest in new products and, in some cases, to even survive. Because of these factors, we are in a better position to gain market share than we have been in years!

Our near term priorities include returning to positive operating cash flow and profitability, continuing to strengthen key customer relationships, accelerating design win activity in key markets including smart phones, consumer electronics and High Brightness LEDs, and investing in new products. We expect to achieve improved financial results by reducing discretionary spending, improving gross margin through a continued focus on cost reduction and on higher margin market segments, and increasing revenue by growing market share in higher growth market segments.

We are already beginning to see signs of success from our efforts particularly in our relationships with key customers. Our value proposition based on offering innovative and cost effective products and responding quickly to changing conditions is resonating with them even more strongly than in more normal times. In addition, order rates have picked up considerably from the rock bottom levels of the December quarter, although they are certainly not back to the levels of a year ago.

As you may know, one of our major shareholders, Dialectic Capital Management, in a December 31, 2008, letter to our Board of Directors advocated distributing the majority of the company’s cash to shareholders in the form of a dividend and immediately putting the company up for sale. Our Board of Directors responded that it believes CMD should retain its cash for operations, to show financial strength to our customers, for growth, for strategic flexibility, and as a reserve, especially in the current troubled economy, rather than distributing it to

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

shareholders. Our Board further responded that it did not believe that it is in our stockholders’ interest to explore a sale of the company (a) when the stock market and our stock price is close to its low point for the past several years and (b) when the company has solid plans for growth, driven by new products under development and potentially by acquisition of synergistic product lines or companies, as both these factors combine to make it unlikely that we would receive our true value. The Board went on to remark that it believed that the company is in a strong position to accomplish its growth and other goals, in part because of the cash it has been able to accumulate from its operations over the past four years. More recently Dialectic has proposed four nominees to CMD’s Board of Directors to be voted on at our 2009 Annual Meeting. Consistent with its fiduciary duties and its regular governance processes, the Board is reviewing this proposal and within the next few months will file a proxy statement including its recommendation to CMD shareholders regarding the election of directors.

I’d like to note that CMD has a dedicated and hard working Board, with many years of industry experience which has helped us set our strategic direction. In addition, both our Board and our management team are committed to listening to our shareholders and to building shareholder value. We believe that continuing to pursue our current business strategy is the best way to create greater value for our customers, our shareholders and our employees.

It is thanks to your hard work and dedication that CMD has enjoyed success over the past several years. I encourage you to remain focused on the fundamentals of our business as I am confident that by doing so we can achieve even greater success in the future. If there are further developments in this situation, we will keep you updated.

Thanks again for your hard work and dedication to CMD and I look forward to working with you to create a successful future for the company.

Sincerely,

/s/ Bob
Robert V. Dickinson President and CEO

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846